April 23, 1997



Delta Petroleum Corporation
Suite 3100
555 17th Street
Denver, Colorado 80202

Attention: Roger A. Parker, President

Re: Participation Agreement Moneta Hills Prospect T37-38N,
R89-91W, 6th P.M. Fremont and Natrona Counties, Wyoming

Dear Mr. Parker:

     Delta Petroleum Corporation, doing business in Wyoming as Delta Exploration Company, Inc. (hereinafter referred to as "Delta"), represents that it is the owner of oil and gas leases, rights-of-way and a pipeline covering the portion of the captioned lands previously encompassed within the Moneta Hills federal exploratory unit. Said leases and lands are more specifically described in the Exhibit "A" attached hereto and by this reference made a part hereof, and are hereafter referred to as the "Subject Leases" and the "Subject Lands". The Subject Leases, Subject Lands and pipeline (herein the "Subject Pipeline") shall collectively hereinafter be referred to as "Leasehold Position"). Along with this "Leasehold Position, Delta owns and operates six wells which are more specifically described in the Exhibit "B" attached hereto and by this reference made a part hereof, said wells being hereafter referred to as "Existing Wells".

         KCS Resources, Inc., doing business as KCS Mountain Resources, Inc. (herein after referred to as "KCS") desires to acquire an interest in the Leasehold Position and the Existing Wells owned and operated by Delta. Subject to the terms, conditions, requirements and performance obligations set forth below, this letter, when executed by you, shall evidence the agreement by which Delta shall sell, and KCS shall purchase, the following interests in the Leasehold Position and Existing Wells:

1. Coincident with your execution of this letter, Delta shall make available to KCS all of its leasehold and title data, including, but not limited to, leasehold take-offs, ownership reports, title memoranda, title opinions and abstracts, operating agreements, unit agreements, unit operating agreements, communitization agreements, and other contracts, if any, pertaining to the Leasehold Position and Existing Wells. In addition, KCS shall have the right to access any and all geological or geophysical data 'which Delta (or its predecessors in interest, including Melange Associates,
Inc.) now has in its possession, or may hereafter acquire, covering the Leasehold Position and Existing Wells. Such data shall include, but not be limited to, any mud logs, electrical logs, surveys, pressure data, geologic prognoses, formation analysis, core data, other wells records, drilling reports, production reports, environmental records, tax,, accounting or financial records, processing or transportation agreements, or other contracts. KCS shall also have physical access to the Existing Wells for purposes of examination of the same for physical condition of the equipment thereon and for evaluation of readily identifiable, possible environmental hazards and/or problems.

2. KCS shall have thirty (30) days from the date of execution of this letter to complete its examination of the data set forth above in paragraph 1, (said period being hereafter referred to as the "Due Diligence Period"). On or before the expiry date of the Due Diligence Period, KCS shall supply Delta with a list of material defects, if any, which would:

(a) operate in any way to prevent KCS from re-forming the Moneta Hills Unit Area, or obtaining approval from the Bureau of Land Management for the reformation of the Unit
Area;

(b) prevent KCS from timely receiving assignment of sufficient lands to constitute effective control of the proposed
Unit Area (being eighty-five percent of the lands encompassed within the unit boundary;

(c) deliver to KCS less than twenty-eight thousand (28,000) acres of leasehold; or

(d) subject KCS to any readily evident environmental assessments or penalties.

Failure to timely submit the list of material defects shall be considered to be a waiver of any such defects by KCS.

3. Within five (5) business days of receipt of KCS' notice of material defect(s), Delta shall either agree to (a) cure any such defect so that KCS shall not be delayed in any manner in re-forming the subject unit, and (b) clean up any environmental problems to the satisfaction of KCS; or (c) concur with the termination of this agreement.

4.       As soon as it is practicable, but not later than ten
(10) days following the conclusion of the Due Diligence Period, Delta shall tender to KCS an assignment, (without warranty, except by, through and under Delta) of eighty percent (80.00%) of Delta's right, title and interest in the Leasehold Position as well as in the Existing Wells. To the extent practicable, assignment of the Subject Leases covering federal lands shall include both Record Title and Operating Rights.

5. The purchase price for the acquisition of the interests hereunder is the sum of Four Hundred Fifty Thousand and no/ I 00 Dollars ($450,000.00) which shall be payable coincident with tender of the assignment by Delta. This price is subject to adjustment, however, should title to all or any part of the Leasehold Position or Existing Wells fail as set forth below. In addition, KCS shall carry Delta's interest in the drilling of one
(1) well in the East side of the Subject Leases and one (1) well in the West side of the Subject Leases (the exact line between East side and West side to be determined by mutual agreement ). Delta shall back into such interests on the first day of the month following that in which each said well pays out.

6. In the Assignment and Bill of Sale anticipated hereunder, Delta shall make no warranty of title to KCS, except by, through or under Delta.

7. KCS and Delta shall confirm with the Bureau of Land Management and the Oil and Gas Conservation Commission of the State of Wyoming that the Existing Wells operated by Delta are not subject to any notices requiring remediation of any site or wellbore. Should any such requirement be imposed on an Existing Well(s) for operations prior to the closing, Delta shall be fully responsible for payment of the cost of such reclamation or remediation and shall indemnify KCS and hold KCS harmless from and against any and all claims, causes of action, penalties, liabilities, damages, losses, costs and expenses in connection with or attributable to the required reclamation or remediation pertaining to the Subject Leases or Existing Wells.

8. Prior to closing, KCS shall notify Delta in writing of any title defects affecting any of the Leasehold Position. In the event that any of the listed title defects are deemed to be irrevocable and result in a decrease of ten percent (10.00%) or more between (a) the net acreage actually owned by Delta and
(b) the net acreage which Delta represents that it owns as shown on the attached Exhibit "A", the purchase price set forth above in paragraph 5 shall be reduced by the sum of Ten Dollars ($10.00) per net mineral acre of Leasehold Position to be conveyed to KCS hereunder for which title failed. Should the quantity of such decrease result in an aggregate total of Leasehold Position to be conveyed to KCS being insufficient to meet the minimum necessary to demonstrate effective control of the Unit Area, KCS shall have the option to void the agreement in its entirety, or accept the reduction in purchase price as calculable above. Notwithstanding anything hereinabove to the contrary, Delta shall retain the option to terminate this agreement if (a) the purchase price reduction based on title defects exceeds Fifty Thousand Dollars ($50,000.00), and (b) KCS refuses to pay a minimum of Four Hundred Thousand Dollars ($400,000.00) for the remaining assets, including the Existing Wells and any of the Subject Leases for which title is marketable.

9. KCS shall assume operations of the Existing Wells effective the first day of the month following receipt of the assignments hereunder, and shall act as Operator for the Leasehold Position and Existing Wells under a 610-1982 AAPL Model Form Joint Operating Agreement covering the Subject Leases and Subject Lands. By tendering the assignments hereunder, Delta agrees to accept KCS as Operator under the JOA and also agree to negotiate in good faith toward completion of a mutually acceptable Operating Agreement.

10. As an additional consideration hereunder, KCS agrees to use reasonable efforts in good faith to re-form the Moneta Hills Unit Area. Both parties recognize that a substantial portion of the Subject Leases shall expire on or around September 7, 1997 pending approval and certification of a new unit area. Delta agrees to execute any ratification or instrument of joinder submitted by KCS, and to assist KCS in any way to obtain the approval of the regulatory agencies having jurisdiction over such matters. Should KCS fail to timely receive approval and certification of the reformed unit area, KCS shall have no liability to Delta for the expiration of any of the Subject Leases except where such expiry is the result of KCS' gross negligence or willful misconduct.

11. This letter shall be superseded by a formal Purchase and Sale
Agreement which will be drafted and finalized as soon as possible as is practicable following execution of this letter,

         Should the foregoing be acceptable to you, please execute and return one (1) copy of this letter agreement to the undersigned at the address shown on the letterhead. Any questions or concerns should be directed to the undersigned or Jim Bob Byrd at (800) 250-5271. Your patience and cooperation are much appreciated.

                              Very truly yours,

                              KCS Mountain Resources , Inc.

                              s/H. Edward Kluver
                              H. Edward Kluver
                              Assistant Secretary/Land Manager

Agreed to and Accepted this 23rd day of April, 1997.

DELTA PETROLEUM CORPORATION

s/Roger A. Parker
Roger A. Parker, President